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                                                                     Exhibit 1.1

                                 PROMISSORY NOTE

US$1,172,030,623.81 (One thousand one hundred and seventy two million, thirty thousand, six hundred and twenty three United States Dollars and eighty one cents)

This Deed is dated:  21 December 2005

For value and consideration received pursuant to the Share Purchase Agreement dated 21 December 2005, Orascom Telecom Eurasia Limited, a company established in accordance with the laws of the British Virgin Islands (the "Issuer"), hereby promises to pay the sum of US$1,172,030,623.81 (the "Principal Amount") on 28 February 2006 (the "Payment Date") (subject to prepayment under Clause 9) to the order of Hutchison Telecommunications Investment Holdings Limited, a company incorporated in the British Virgin Islands ("HTIHL"), in immediately available funds paid in United States Dollars at such location as HTIHL shall reasonably designate by not less than 3 Business Days notice.

1 The Issuer also promises to pay interest on the Principal Amount in immediately available funds paid in United States Dollars, at the location referred to above on the Payment Date, for the period from (and including) 21 December 2005 to (and excluding) the Payment Date, at the rate of 2.25 per cent. per annum above US$ LIBOR from time to time, accrued daily. US$ LIBOR means the applicable screen rate for the British Bankers Association Interest Settlement Rate for United States Dollars for a 60 day period, displayed on the appropriate page of the Reuters screen as at 11.00 am, London time, or if no such screen rate is available, US$ LIBOR means the then London rate of Hongkong and Shanghai Banking Corporation as applied to a United States Dollar deposit in the amount of the Principal Amount for a 60 day period.

2 Each of the events or circumstances set out in this Clause 2 is an insolvency event ("Insolvency Event"):

        (a) the Issuer or Orascom Telecom Holding S.A.E. (the "Guarantor" pursuant to the guarantee from the Guarantor for the benefit of HTIHL dated 21 December 2005 (the "Guarantee")) is unable or admits inability to pay its debts as they fall due, or suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

        (b) a moratorium is declared in respect of any indebtedness of the Issuer or the Guarantor;

        (c) any corporate action, legal proceedings or other procedure or step is taken in relation to:

                (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Issuer or the Guarantor;

                (ii) a composition, assignment or arrangement with any creditor of the Issuer or the Guarantor;

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                (iii)   the appointment of a liquidator, receiver,
                        administrator, administrative receiver, compulsory manager or other similar officer in respect of the Issuer or any of its assets or the Guarantor or any of its assets; or

                (iv) enforcement of any mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect, over any assets of the Issuer or the Guarantor, or any analogous procedure or step is taken in any jurisdiction.

3 Each of the events or circumstances set out in this Clause 3 is an acceleration event ("Acceleration Event"):

        (a) any breach of any undertaking, obligation, warranty or representation by the Issuer or the Guarantor under this Promissory Note, the Guarantee or the legal mortgage created by the Issuer in favour of HTIHL with respect to the Sale Shares (as that term is defined in the Share Purchase Agreement) dated 21 December 2005 (the "Security Document");

        (b) the Issuer failing to deliver to HTIHL on or before 13 January 2006 originals of the opinion of Maples and Calder, British Virgin Islands counsel to the Issuer, in a form and substance customary for international financing transactions and reasonably acceptable to HTIHL;

        (c) the Issuer failing to deliver to HTIHL on or before 13 January 2006 originals of the opinion of DLA Matouk Bassiouny, Egyptian counsel to the Guarantor, in a form and substance customary for international financing transactions and reasonably acceptable to HTIHL; or

        (d) the Issuer (a) ceasing to be, directly or indirectly, a wholly-owned subsidiary of the Guarantor and/or (b) carrying on any trade or activity whatsoever other than acting as a pure holding company for the Sale Shares, the subject of the Security Document (and acting as the registered (but not beneficial) owner of a single share in five other wholly-owned subsidiaries of the Guarantor) and incurring any liabilities other than immaterial administrative fees and expenses.

4 (i) On and from an Insolvency Event occurring; or (ii) from the date on which written notice is given to the Issuer by HTIHL of the occurrence of an Acceleration Event, the Payment Date under this Promissory Note shall be accelerated to the date on which the Insolvency Event occurred or the date of notice of Acceleration Event being given (as appropriate), such that the Principal Amount and any accrued interest herein shall become immediately payable to HTIHL. The Issuer undertakes that, immediately after becoming aware of an Insolvency Event or an Acceleration Event occurring, it shall provide written notice to HTIHL detailing that an Insolvency Event or an Acceleration Event has occurred.

5 If the Issuer fails to pay any amount payable under this Promissory Note when due, the Issuer shall pay default interest on the overdue amount from the due date to the date of actual payment at an annual rate equal to one per cent. above the rate payable under Clause 1, calculated daily.

6 If the Issuer or any other person must at any time deduct or withhold any tax or similar amount paid or payable by the Issuer under this Promissory Note, the Issuer shall increase the amount of the payment to the extent necessary to ensure that the net amount received and retained by HTIHL (after taking into account all deductions or withholdings for any tax or similar amount) is equal to the amount HTIHL would have received had the payment not been subject to any such deductions or withholdings.

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7       All payments made or to be made by the Issuer under this Promissory Note shall be made without set-off or counterclaim.

8       The Issuer represents and warrants to HTIHL that:

        (a) it is a limited company duly incorporated under the laws of the jurisdiction of its incorporation, and it possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets;

        (b) it has power to execute, deliver and perform its obligations under this Promissory Note;

        (c) its obligations under this Promissory Note constitute its legal, valid, binding and enforceable obligations;

        (d) its execution, delivery and performance of this Promissory Note does not:

                (i) contravene any applicable law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

                (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any financing agreement; or

                (iii) contravene or conflict with its constitutional documents;

        (e) all authorisations, approvals, licences, consents, filings, registrations, payment of duties or taxes and notarisations required for the performance and discharge of its obligations under this Promissory Note are in full force and effect;

        (f) it is, directly or indirectly, a wholly-owned subsidiary of the Guarantor; and

        (g) it is a special purpose vehicle, which has not ever carried on and does not currently carry on any trade or activity whatsoever other than acting as a pure holding company for the Sale Shares, the subject of the Security Document (and acting as the registered (but not beneficial) owner of a single share in five other wholly-owned subsidiaries of the Guarantor), and has not incurred any liabilities (other than immaterial administrative fees and expenses).

9 Provided the Payment Date has not already been accelerated in the circumstances set out in Clause 4, the Issuer may, upon not less than 5 Business Days notice, give notice to HTIHL of the Issuer's election to pay all amounts owing from the Issuer to HTIHL under this Promissory Note (including the Principal Amount and any interest accrued prior to such early payment) before 28 February 2006. Upon providing such notice, the Issuer must otherwise comply in all respects with this Promissory Note, save that for the purposes of calculating the amount owing under this Promissory Note, the Payment Date will be treated as having been accelerated to the earlier date nominated by the Issuer.

10 All notices and demands to be given under this Promissory Note shall be given in writing in English and shall be made by fax or letter either sent by registered mail (or its equivalent) postage prepaid or by prepaid courier service.

        Any notice or other communication to be given to the Issuer or HTIHL under this Promissory Note shall (unless the relevant party has by 15 days' notice to the other party specified another address) be given:

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        to the Issuer at:

                Orascom Telecom Eurasia Limited
                c/o Orascom Telecom Holding S.A.E.
                2005A Nile City Towers
                Cornish El Nile
                Ramlet Beaulac - 11221
                Cairo
                Egypt

                Attention: Mr Naguib Sawiris
                Fax: 202 461 5055

        With a copy to:

                Orascom Telecom Holding S.A.E.
                2005A Nile City Towers
                Cornish El Nile
                Ramlet Beaulac - 11221
                Cairo
                Egypt

                Attention: Legal Department
                Fax: 202 461 5165

        to HTIHL at:

                c/o 22nd Floor, Hutchison House
                10 Harcourt Road
                Hong Kong

                Attention: The Company Secretary
                Fax: (852) 2128 1778

        Any notice or other communication given to the Issuer or HTIHL shall be effected upon receipt or refusal of receipt, provided that a notice given in accordance with the above but received on a day which is not a Business Day (herein defined to be a day (other than a Saturday or Sunday or a public holiday) when commercial banks are generally open for business in Cairo, Hong Kong, London and New York) or after normal business hours in the place of receipt shall be deemed to have been received on the next Business Day after despatch of the notice.

11 The Issuer may not assign or transfer its rights under this Promissory Note without the prior written consent of HTIHL. HTIHL may not assign or transfer its rights under this Promissory Note without the prior written consent of the Issuer. HTIHL may, upon not less than 5 Business Days prior written notice, enter into sub-participation arrangements or pledge arrangements (or other similar arrangements) in respect of any of its rights in respect of the payments to be made under this Promissory Note provided that it shall not assign or transfer any of its other rights or interests under this Promissory Note, including, without limitation, any right that it may have to take or direct the taking of action under this Promissory Note.

        The Issuer shall be under no obligation to pay any greater amount under this Promissory Note following sub-participation or pledge by HTIHL of any of its rights or obligations pursuant to this Clause 11.

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12      This Promissory Note is governed by and shall be construed in accordance with English law.

        The courts of England shall have jurisdiction to settle any disputes which may arise in connection with this Promissory Note and any judgment or order of an English court in connection with this Promissory Note shall be conclusive and binding upon the Issuer and HTIHL and may be enforced against them in the courts of any other jurisdiction.

        Each of the Issuer and HTIHL:

        (a) waives any objections which it may have to the English courts on the grounds of venue or forum non conveniens or any similar grounds as regards proceedings in connection with this Promissory Note; and

        (b) consents to service of process by mail or in any other manner permitted by the relevant law.

        The choice of English law as the governing law of this Promissory Note will be recognised and enforced in the Issuer's jurisdiction of incorporation. Any judgement obtained in England in relation to this Promissory Note will be recognised and enforced in the Issuer's jurisdiction of incorporation.

        The Issuer shall at all times maintain an agent for service of process in England. The agent shall be Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London, England EC2V 7EX. The claim form, writ, summons, judgment or other notice of legal process shall be sufficiently served on the Issuer if delivered to its agent at its address for the time being. The Issuer shall not revoke the authority of its agent. If for any reason any such agent no longer serves as agent of the Issuer to receive service of process, the Issuer shall promptly appoint another such agent and immediately advise HTIHL of that appointment.

This Deed has been delivered on the date stated at the commencement of this Deed.

SIGNED and DELIVERED as a DEED                    )
on behalf of ORASCOM TELECOM                      )
EURASIA LIMITED incorporated in
the British Virgin Islands by
                                                  )
                                                  )
RODOLPHE ALDO                                     )
MARIO MAREUSE                                     )
its duly authorized attorney, being a person      )
who in accordance with the laws of that territory,)
is acting under the authority of that company,    ) Signature: /s/ Aldo Mareuse
in the presence of:                               )           ------------------

Witness
Signature:  /s/ Chris Utting
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Name:           Chris Utting
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Address:        5 Old Broad Street
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Occupation:     Solicitor
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